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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report(Date of earliest event reported) February 22, 1999


                        Integrated Technology USA, Inc.
               (Exact name of Registrant as Specified in Charter)


           Delaware                      001-12127                22-3136782
(State or Other Jurisdiction of   (Commission File Number)      (IRS Employer
        Incorporation)                                       Identification No.)


                  310 Madison Avenue, New York, New York 10017
              (Address of Principal Executive Offices) (Zip Code)

                                 (201) 837-8000
               Registrant's telephone number, including area code

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Item 5.  Other Events

Agreement to Merge with Empire Resources, Inc.

         On February 22, 1999, Integrated Technology USA, Inc. ("Integrated") announced that it had agreed to merge with Empire Resources Inc. ("Empire"), a distributor of value added, semi-finished aluminum products. Upon completion of the merger, the merged company will change its name to "Empire Resources, Inc." and will continue the business of Empire.

          Under the terms of the Agreement and Plan of Merger, Empire will be merged with and into Integrated and Integrated will issue to the stockholders of Empire 9,384,761 shares of common stock, of which 3,824,511 shares will be placed in escrow. Some or all of the escrowed shares may be released to the stockholders of Empire based upon a two-year earn-out formula.

         The merger is subject to customary conditions, including approval by the stockholders of Integrated.

         The Agreement and Plan of Merger and the press release issued by Integrated announcing the transaction are attached hereto as exhibits.

         Prior to entering into the Agreement and Plan of Merger, Integrated entered into an Amendment to the Rights Agreement, dated as of July 23, 1997, between the Integrated and American Stock Transfer & Trust Co., as Rights Agent. The purpose of the amendment is to avoid the consequences which the execution of the Agreement and Plan of Merger and the consummation of the merger would otherwise have under the terms of the Rights Agreement. The amendment also provides for the termination of the Rights Agreement upon consummation of the merger. The Amendment to the Rights Agreement is attached hereto as an exhibit.

Item 7.

(c)  Exhibits

          2.1 Agreement and Plan of Merger between Integrated Technology USA, Inc., Empire Resources Inc., Empire Resource Pacific, Ltd., Nathan Kahn and Sandra Kahn, dated as of February 22, 1999.

          4.1 Amendment to Rights Agreement, dated as of February 18, 1999, between Integrated Technology USA, Inc. and American Stock Transfer & Trust Co., as Rights Agent.

          99.1 Press Release dated February 22, 1999.


                                       2

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 9th day of March 1999.

INTEGRATED TECHNOLOGY USA, INC.



By:      /s/ William Spier
         ------------------------------
         Name: William Spier
         Title: Acting Chief Executive Officer


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